Exhibit 99.1

For Immediate Release
Maxygen and Astellas Announce Global Agreement to Develop New
Therapies for Autoimmune Diseases and Transplantation
-Astellas to Receive Rights to Commercialize MAXY-4 CTLA4-Ig Candidates-
-Maxygen to Receive $10 Million Up-front Payment, Up to $160 Million in Milestone
Payments, Percentage of Sales -
REDWOOD CITY, Calif. and TOKYO, Japan, September 18, 2008 — Maxygen, Inc. (Nasdaq: MAXY) and Astellas Pharma Inc. today announced a global agreement under which Astellas will receive worldwide rights to commercialize MAXY-4 lead candidates for all autoimmune diseases and transplant rejection. MAXY-4 is Maxygen’s preclinical program to create a next-generation CTLA4-Ig protein for rheumatoid arthritis, transplant rejection and other autoimmune indications.
Under the agreement, the companies will co-develop MAXY-4 candidates for rheumatoid arthritis and other autoimmune diseases and Astellas will exclusively develop MAXY-4 candidates for transplant rejection. In addition, Maxygen has an option to co-promote any autoimmune therapeutic products developed under this alliance in North America. Regardless of indication, Astellas will manufacture the finished product using active drug substance provided by Maxygen and market and sell such product globally.
As consideration, Maxygen will receive a $10 million initial payment and is eligible to receive up to an additional $160 million in pre-launch milestone payments. Maxygen is also eligible to receive tiered double-digit royalties on all sales. If Maxygen exercises its option to co-promote, revenues from any such therapeutic product will be subject to a profit-sharing arrangement between the parties instead of royalty payment.
In addition to the $10 million up-front payment, Astellas will pay for the first $10 million of certain preclinical costs related to development of MAXY-4 candidates, after which the companies will share preclinical and development costs of MAXY-4 candidates for autoimmune disease indications in North America and European countries. Astellas will be responsible for development costs for autoimmune disease indications in the rest of the world and for transplant rejection indication worldwide.
“We are pleased to initiate a great partnership with Maxygen,” stated Hirofumi Onosaka, Astellas’s senior corporate executive. “I believe that Maxygen has a very strong suite of technologies to develop improved versions of protein drugs. Astellas is committed to solidifying immunology as one of our prioritized therapeutic areas, and this partnership should become a driving force to enhance our leadership position in the transplantation franchise. Moreover, it will further provide additional treatment options for physicians and autoimmune disease patients and is expected to improve their quality of life.”
“Our MolecularBreeding™ platform has yielded promising candidates for the treatment of autoimmune disease and transplant rejection,” said Russell Howard, chief executive officer of Maxygen. “Astellas is an excellent partner to help us develop and commercialize this program. Their experience with immunology therapeutics, particularly their development expertise in the field of transplantation and successful commercialization of Prograf®, will complement our expertise in protein pharmaceutical discovery and development.”
About MAXY-4
 MAXY-4 is Maxygen’s preclinical program to create next-generation CTLA4-Ig therapeutics with improved potency. By binding to human B7 ligands with high avidity, CTLA4-Ig fusion proteins inhibit B7-mediated co-stimulation of T cells via the CD28 receptor, thereby decreasing activation of T cells and thus decreasing immune system activation. Maxygen used its MolecularBreedingTM directed evolution platform to generate a library of novel CTLA4 proteins with significantly higher specific binding to human B7 ligands.
About MolecularBreeding™ Directed Evolution Platform
 Maxygen’s MolecularBreeding™ directed evolution platform uses a process of gene shuffling in a test tube to create libraries of recombinant genes containing varying levels of genetic diversity. The protein products from these recombined genes are then screened for the targeted drug properties. Genes that encode the selected proteins can then be reshuffled and screened in an iterative process that ultimately results in the identification of proteins with the desired product profiles. This novel platform allows scientists to exploit naturally occurring genetic variation, which can result in the discovery of novel therapeutic protein candidates.
About Maxygen
 Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s lead program, MAXY-G34, is designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Maxygen also has a MAXY-4 program, under which it is exploring new CTLA4-Ig product candidates for the treatment of a broad array of autoimmune disorders and transplantation rejection. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
About Astellas
 Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 13,700 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in Urology, Immunology and Inflammatory, Diabetes, CNS/Pain, Infectious diseases (virus) and Cancer. We have discovered an over-active bladder (OAB) medication, Vesicare® and an immunosuppressive agent, Prograf® (tacrolimus), which have enabled us to become an established leader in both Urology and Transplant. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com.
Maxygen Forward Looking Statements Disclaimer
 This news release contains forward-looking statements regarding an agreement between us and Astellas and about our MAXY-4 program and technology platform, including our plans or the plans of Astellas to commence or continue the development of any of our MAXY-4 product candidates for any indication and the timing and status of any such development, including the filing of any IND or other regulatory submission; whether we or Astellas will achieve any development milestones under the agreement and whether we will receive any future milestone payments from Astellas related to such development; the potential utility of our MAXY-4 product candidates for the treatment of any autoimmune disorders or transplantation rejection and the market potential of such products; the potential potency or advantages of such products over existing or future products; the effectiveness of our MolecularBreeding™ directed evolution platform and other technologies and processes; and the success or continuation of our alliance with Astellas. These and other risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
MolecularBreeding™ and Maxygen are U.S. trademarks used by Maxygen, Inc.
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Contact Maxygen:
     Michele Boudreau
     Investor and Public Relations
     +1-650-279-2088
     michele.boudreau@maxygen.com
Contact Astellas:
     Corporate Communications
     +81-3-3244-3201
     http://www.astellas.com